                                                                  EXHIBIT 10.16

Citrix Confidential

                        CLIENT SOFTWARE LICENSE AGREEMENT



        This Client Software License Agreement ("Agreement") is between Citrix Systems, Inc., a Delaware corporation, with primary offices at 210 University Drive Suite 700, Coral Springs, FL 33071, ("Citrix"), and Telechips, a Nevada corporation, with primary offices at 6880 S. McCarran Blvd., Reno, Nevada 89509 ("Telechips"). The effective date of this Agreement is December 18, 1996 ("Effective Date").



                                    RECITALS


        Citrix designs, manufactures, markets, and distributes certain computer system software products. Telechips designs, manufactures, markets, and distributes Telechips' Access Series products which are complementary to the Citrix products.

        Citrix and Telechips wish to cooperate such that Telechips may offer Citrix products to its customers in combination with Telechips' existing or planned products or technology.

        These recitals are intended only to summarize the intent of this Agreement. The actual terms and conditions of the Agreement are stated below.


                                    AGREEMENT
1.      DEFINITIONS

        1.1. "Citrix Product(s)" means the products specified in Exhibit A, as such products may be adapted by Telechips for use in Telechips Products pursuant to subsection 2.1 below, and includes all Product Releases, Version Releases, and Update Releases provided by Citrix to Telechips in connection with this Agreement.

        1.2. "Non-Volatile Memory" means a storage unit which is dedicated to storage of the Telechips Product and which retains the Telechips Product when power is turned off, e.g., ROM or other silicon, and not including diskettes, CD-ROM, hard disks or other general purpose peripherals.

        1.3. "Telechips Product(s)" means the terminal products specified in Exhibit B, which shall include the Citrix Product(s) in Non-Volatile Memory, and which shall be marketed and distributed by Telechips as approved by Citrix.

        1.4. "FCS" of a Telechips Product means the first customer ship of that Telechips Product for revenue by Telechips.

Citrix Confidential

        1.5. "Product Release" means a release of a Citrix Product which is designated by Citrix in its sole discretion as a change in the digit(s) to the left of the decimal point in the Citrix Product version number, ({x}.xx).

        1.6. "Version Release" means a release of a Citrix Product which is designated by Citrix in its sole discretion as a change in the tenths digit in the Citrix Product version number, (x.{x}x).

        1.7. "Update Release" means a release of a Citrix Product which is designated by Citrix in its sole discretion as a change in the hundredths digit in the Citrix Product version number, (x.x{x}).

        1.8. "Documentation" means the standard user guides developed and released by Citrix for use with the Citrix Products.

        1.9. "Documentation Media" means the diskettes, CDs, or other media containing the machine-readable data files developed by Citrix which contain the source for the Documentation.

        1.10. "Master Software Media" means the standard microcomputer diskettes, CDs, or other media containing the object code version of the Citrix Product(s).

        1.11.   "Period" means those periods of time identified in Exhibit C.

        1.12. "Level 1 Support" means receipt and management of all customer support calls, and provision of fixes for known problems.

        1.13. "Level 2 Support" means reproducing and isolating problems, and jointly developing workarounds for problems and testing software fixes with the other party.

        1.14. "Level 3 Support" means providing software fixes for correction of isolated problems, and jointly developing workarounds for problems and testing software fixes with the other party.

        1.15. "ICA " means the Citrix architecture and proprietary protocols which define communications between server computers and workstations or terminals such that the intelligence and memory resident in the workstation or terminal is efficiently exploited. ICA protocols relate to functions including, but not limited to the following: distributed Windows graphical user interface, full screen text, virtual channels, data packet framing, compression, and encryption.

        1.16. "Reseller" shall mean distributors and subdistributors within Telechips' distribution channel which market and deliver Telechips Products in the form in which the products are received from Telechips.

Citrix Confidential

2.      LICENSE GRANT

        2.1. License to adapt software. Each Citrix Product as delivered by Citrix may include certain software in source code form ("Source Code Fragments"), as specified in Exhibit A. Subject to the terms and conditions contained in this Agreement, Citrix grants to Telechips a nonexclusive and nontransferable license to modify, delete, or replace these Source Code Fragments within each Citrix Product or, if applicable, to use the ICA 3.0 materials solely in order to adapt that Citrix Product for use in Telechips Products. No other rights to any Citrix Product source code are granted.


        2.2. License to copy software. Subject to the terms and conditions contained in this Agreement, Citrix grants to Telechips a nontransferable and nonexclusive license to copy the Citrix Products from the Master Software Media to Non-Volatile Memory for incorporation into Telechips Products.


        2.3. License to copy documentation. Subject to the terms and conditions contained in this Agreement, Citrix grants to Telechips a nontransferable and nonexclusive right to copy the Documentation Media solely for the purpose of distributing printed copies of the Documentation with Telechips Products to which the Documentation refers, pursuant to subsection 2.5 below. Telechips may reproduce the Documentation as exact copies or, subject to subsection 8.6 below, Telechips may produce derivative works of the Documentation. In either case, the quality of produced documentation by Telechips must be equal to or better than the quality of Documentation produced by Citrix. Prior to distribution Telechips will deliver to Citrix a copy of each document it produces based on the Citrix Documentation, for review and approval by Citrix, which approval shall not be unreasonably withheld.


        2.4. Restriction on license. Telechips agrees that, except as specified in subsection 2.1 above, it will not make modifications to, decompile, reverse engineer or otherwise decode or alter the software delivered on the Master Software Media.

        2.5. License to distribute. During the term of, and subject to the terms and conditions of, this Agreement, Citrix grants to Telechips, and Telechips accepts, the nonexclusive, nontransferable right to incorporate the Citrix Product(s) in Non-Volatile Memory, in the Telechips Product(s), as specified in subsection 2.2 above, only in the manner provided in Exhibit B, and to distribute such Citrix Product(s) so incorporated in Telechips Products subject to the restrictions of subsection 11.3 below.

        2.6. Terms of Distribution. Telechips agrees that it will distribute the Telechips Products pursuant to such license agreements as Telechips customarily uses to distribute other similar software. Except as permitted in this Agreement, Telechips shall contractually prohibit, and shall require its distributors and other resellers to contractually prohibit, end users and all entities in the chain of distribution from:
        (i) using, copying (except as necessary for back-up or archival purposes or to the extent expressly permitted

Citrix Confidential


        by applicable law and to the extent that Citrix is not permitted by that applicable law to exclude or limit such rights), modifying, or transferring the software or any copy in whole or in part, or granting any rights in the software or accompanying documentation; (ii) translating, reverse engineering, decompiling, disassembling, or creating derivative works based on the software or the accompanying documentation; (iii) renting or leasing the software; or (iv) removing any proprietary notices, labels, or marks on the software and accompanying documentation.

3.      TERMS OF PAYMENT

        3.1. Price and payment. Telechips agrees to pay Citrix the amount(s) and within the times stated in this Section 3 and in Exhibit C. Telechips' obligation to pay such amounts is unconditional except as is otherwise expressly stated to the contrary herein. The royalties due to Citrix for each Period will be paid within fifteen (15) business days after the end of each Period. The royalties due to Citrix at the end of a Period will be calculated by multiplying the number of copies of Citrix Product(s) distributed by Telechips during that Period by the Per Copy License Fee. This calculation may then be modified by Telechips as appropriate to allow for copies exempt from royalties pursuant to subsection 3.4 below. A finance charge of one percent per month, or, if less, the maximum percentage allowed by applicable law, will be assessed on all amounts that are past due.


        3.2. Reports. Within fifteen (15) business days of the end of each Period, Telechips will deliver to Citrix a certified report in a form reasonably acceptable to Citrix that details for each Citrix Product and each Telechips Product (i) the number of copies distributed by Telechips during the Period, by customer zip code in a format reasonably acceptable to Citrix, (ii) the number of such distributed copies which are exempt from royalties per subsection 3.4 below, and (iii) the license fee due Citrix on copies distributed during that Period.


        3.3. Taxes. Prices stated are exclusive of any federal, state, withholding, municipal or other governmental taxes, duties, licenses, fees, excises or tariffs now or hereafter imposed on Telechips' production, storage, licensing, sale, transportation, import, export or use of Citrix Products or Telechips Product(s). Such charges shall be paid by Telechips, or in lieu thereof, Telechips shall provide an exemption certificate acceptable to Citrix and the applicable authority. Citrix, however, shall be responsible for all taxes based upon its net income.

        3.4. Copies exempt from royalties. No royalty shall accrue to Citrix for copies of Citrix Product(s) (i) used solely for development, testing, and/or technical support purposes; (ii) shipped as replacement copies for copies found to be defective in materials, manufacture, or reproduction; (iii) which are Update Releases provided to Telechips by Citrix pursuant to subsection 7.2 below and are shipped by Telechips as an update of a Citrix Product copy for which Telechips has paid to Citrix the applicable royalty; (iv) used exclusively for demonstration or promotional purposes, such copies not to exceed

Citrix Confidential

        one hundred (100) copies for each Version Release; or (v) provided to Citrix; so long as, in all cases above, such copies are provided by Telechips for free or for Telechips' reasonable cost of goods plus shipping and handling.

4.      DELIVERY

        For each Citrix Product specified in Exhibit A, at mutually agreed upon delivery dates, Citrix will deliver to Telechips (i) two (2) copies of the Master Software Media and two (2) copies of the Documentation Media to use for the purposes and under the restrictions described herein.

5.      ACCEPTANCE AND WARRANTY

        5.1. Acceptance. Within thirty (30) days after Citrix' delivery to Telechips of any Product Release, Version Release, or Upgrade Release of a Citrix Product licensed hereunder, Telechips shall either accept such Citrix Product or report material deviations from specifications in writing. Material conformance to specifications shall solely determine acceptability. If Telechips does not report material deviations from Product specifications within the thirty (30) day period, or if Telechips ships a Telechips Product to a customer for revenue, Telechips shall be deemed to have accepted the Citrix Product.

        5.2. Deviations. If Telechips reports any material deviations from Citrix Product specifications prior to acceptance then Citrix shall have sixty (60) days to correct such deviations. Upon delivery of a corrected release of the Citrix Product to Telechips, Telechips shall have thirty
        (30) days in which to re-evaluate the corrected release for material conformance to specifications as provided in subsection 5.1 above. If any material deviations from specifications reported before acceptance are not eliminated in the sixty (60) day correction period, then, as Telechips' sole remedy (i) the Citrix Product may be retained at an equitable adjustment in price as may be agreed by the parties, (ii) the correction period may be extended as may be agreed by the parties, or
        (iii) failing any agreement, Telechips may reject the Citrix Product. If Telechips rejects any Citrix Product Release or Version Release, the parties shall renegotiate in good faith Telechips' payment obligations therefor pursuant to Exhibit C.

        5.3. Disclaimer of warranty. Apart from Citrix' obligations to provide error corrections and support the Citrix Product(s) pursuant to subsections 5.2 and 7.2, CITRIX DISCLAIMS ANY AND ALL OTHER WARRANTIES AND CONDITIONS OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING THOSE FOR MERCHANTABILITY, SATISFACTORY QUALITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE EXPRESSLY EXCLUDED.

        5.4. Unreleased product. Telechips shall not distribute for revenue any release of a Citrix Product in any form until Citrix gives its written approval of such Citrix Product for such distribution by its OEM customers generally or until Telechips receives the final

Citrix Confidential

        form of the Master Software Media for such Citrix Product as declared in writing by Citrix.

6.      TRAINING

        6.1. Technical training. Citrix shall provide to Telechips: one and one half (1 1/2) days of "Train the Trainer" sales training; and two (2) days of "Train the Trainer" technical support training. All training shall be conducted at Citrix' facility at Citrix standard rates. Citrix shall also provide to Telechips two (2) weeks of "on the phone" support training to at least one Telechips Level 2 support engineer at Citrix' facility, at Citrix standard rates.

7.      SUPPORT

        7.1. Telechips. Telechips shall be responsible for Level 1 and Level 2 support for the Citrix Product(s). For a period of three months following the first shipment of Telechips Product(s) by Telechips, Citrix shall provide appropriate consulting support as required to Telechips for these efforts. Citrix shall have no responsibility to deal directly with Telechips' customers. Telechips shall keep its Citrix Product(s) support capabilities current by attending Citrix training classes, as appropriate, at Citrix' regular class rate.


        7.2. Citrix. Citrix shall be responsible for the joint development of workarounds and for Level 3 support for unmodified portions of Citrix Product(s) relative to deviations from product specifications, such support to be provided without charge to Telechips. If Telechips reports any deviations from specifications in a Citrix Product following acceptance and during the term of this Agreement, then, as Telechips' sole remedy, Citrix agrees to use reasonable efforts to correct such deviations. Notice to Citrix of any deviations from product specifications shall be made in writing using Citrix' standard problem reporting mechanisms as they may be updated from time to time, or using the notice provisions of subsection 15.5 below. Citrix' obligations under this subsection as to a particular release of a Citrix Product shall cease ninety (90) days after delivery to Telechips of an Update Release, Version Release, or Product Release with a higher version number which has been accepted pursuant to Section 5 above. Any free Update Releases provided by Citrix to its customers generally shall be provided to Telechips without charge within thirty (30) days of the general availability of such Update Releases.


8.      ADDITIONAL OBLIGATIONS OF TELECHIPS


        8.1. Telechips Products for Citrix use. As soon as possible, and at least thirty (30) days prior to FCS of each Telechips Product, Telechips shall deliver to Citrix, for Citrix' internal use, two (2) Telechips computing devises containing the Telechips Products. From time to time Telechips shall promptly upgrade or replace, as appropriate, these Telechips Products to ensure that they are representations of the current version of each Telechips Product.

Citrix Confidential

        8.2. Quality control. Telechips agrees to exercise the highest level of quality assurance, with regard to media, replication, and testing procedures, generally in use in the computer software industry in connection with Telechips' exercise of the rights granted in Section 2 above.

        8.3. Copyright and patent notices. Telechips agrees not to alter or remove any copyright and/or patent notices in the Citrix Products. Telechips agrees to comply with the copyright and patent notice requirements as set forth in Exhibit D.

        8.4. Serialization. Telechips agrees to comply with Citrix specifications for product serialization as provided and as amended from time to time.

        8.5. Citrix attribution. Telechips agrees to cause a screen providing attribution to Citrix, in accordance with the requirements specified in Exhibit D, to appear on each Telechips Product upon initiation of use of the Telechips Product. Citrix understands that for certain Telechips' client applications, the initiation/attribution screens will be present, but may not appear as part of the specific application's presentation sequence.

        8.6. Product and Version release numbers. Telechips shall market each release of each Telechips Product with reference to the ICA version/release number assigned by Citrix to the Citrix Product, contained in the Telechips Product. As a result of this, resellers and/or end users must be easily able to determine correspondence between Telechips Product releases and ICA version/release levels.

        8.7. Telechips Product translation. Telechips agrees that it may translate neither the Documentation nor the Citrix Products to languages other than U.S. English without the prior written consent of Citrix.

9.      TERM AND TERMINATION


        9.1. Initial and renewal terms. The initial term of this Agreement ("Initial Term") shall run for two (2) years from the Effective Date. This Agreement shall renew automatically each year for a one year term, unless either party gives sixty (60) days written notice of its intent to allow this Agreement to expire at the end of the then current term.


        9.2. Termination for cause. If either party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that, if the default is not cured within sixty (60) days the Agreement will be terminated. If the non-defaulting party gives such notice, and the default is not cured during the sixty (60) day period, then the Agreement will terminate immediately upon notice by the non-defaulting party.

        9.3. Termination for insolvency. This Agreement may be terminated by either party upon notice, in the event that any of the following occur(s): (i) voluntary institution by

Citrix Confidential


        the other party of insolvency, receivership, bankruptcy, or any other proceedings for the settlement of the other party's debt; (ii) involuntary institution of insolvency, receivership, bankruptcy, or any other proceedings for the settlement of the other party's debt; which proceedings are not resolved within sixty (60) days, (iii) the making of a general assignment by the other party for the benefit of creditors; or
        (iv) the dissolution of the other party.

        9.4. Return of materials. In addition to the Master Software Media and the Documentation Media, all of Citrix' trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind will remain the property of Citrix. Within thirty (30) days after the termination or expiration of this Agreement, Telechips will prepare all such items in its possession, and will collect such materials in Reseller's possession, for shipment as Citrix may direct, at Citrix' expense. Telechips will not make or retain any copies of any confidential items or information which may have been entrusted to it. Effective upon the termination or expiration of this Agreement, Telechips will cease to use all trademarks and trade names of Citrix.

        9.5. Destruction of inventory. Upon expiration or earlier termination of this Agreement, Telechips shall destroy or erase (as applicable), and shall certify to Citrix the destruction or erasure of: (i) all copies of the Citrix Product(s) and Telechips Product(s) in any form in the possession of Telechips or any Reseller, including all Master Software Media, Documentation and Documentation Media, and (ii) all other materials related to the Citrix Product(s) or Documentation in Telechips' possession or control not otherwise dealt with under subsection 9.4 above.

        9.6. Survival of certain terms. The provisions of Sections 3 (as to payment for distribution and copying prior to termination or expiration), 5.3, 9.4, 9.5, 10, 11, 13, 14, and 15, as well as end user licenses properly granted by Telechips, will survive the termination or expiration of this Agreement for any reason. All other rights and obligations of the parties will cease upon termination or expiration of this Agreement.

10.     AUDITS

        10.1 Record keeping. Telechips agrees to maintain and to ensure that any Reseller maintains, until two (2) years after the termination of this Agreement, complete books, records and accounts regarding all copying and distribution activities pursuant to Section 2 above and the payments due to Citrix thereon.

        10.2. Audit rights. Telechips agrees to allow Citrix the right to audit and examine such books, records and accounts during Telechips' or Reseller's (as applicable) normal business hours to verify the accuracy of the reports made to Citrix under subsection 3.2 above. In the event such examination leads to a determination that Telechips has made more than the authorized number of copies and/or has not paid for all of the copies of Citrix Products made, Telechips agrees to pay, in addition to any damages (including

Citrix Confidential

        direct, indirect and consequential) to which Citrix might be entitled, all unpaid royalties which should have been paid, plus interest thereon from the date the royalty payment should have been made, at the rate of one percent per month (or, if less, the maximum allowed by applicable law); provided, however, that if the audit reveals underpayment of five percent (5%) or more of the amount that should have been paid for the period audited, then, in addition to the above payments, Telechips shall pay Citrix' auditing expense for such examination. Citrix will credit to Telechips any overpayments discovered in the audit.

11.     PROPERTY RIGHTS AND CONFIDENTIALITY

        11.1 Property rights. Telechips agrees that Citrix owns all right, title, and interest in the Citrix Product(s), including, without limitation, the Master Software Media and the Documentation Media, now or hereafter subject to this Agreement, and in all of Citrix' patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Citrix Product(s).


        11.2. Confidentiality. Telechips acknowledges that by reason of its relationship to Citrix hereunder it will have access to certain information and materials concerning Citrix' business, plans, customers, technology, and Citrix Products that are confidential and of substantial value to Citrix, which value would be impaired if such information were disclosed to third parties. Telechips agrees that it will not use the confidential information for any purpose other than the development and support of the Telechips Product in accordance with the terms of this Agreement and shall not use the confidential information in any other way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by Citrix (including, but not limited to, the Source Code, the Source Code Fragments and the ICA 3.0 Protocol specifications). Telechips shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Telechips, Citrix shall advise whether or not it considers any particular information or materials to be confidential. Telechips shall not publish any technical description of the Product beyond the description published by Citrix. In the event of termination of this Agreement, there shall be no use or disclosure by Telechips of any confidential information of Citrix, and Telechips shall not manufacture or have manufactured any Products utilizing any of Citrix' confidential information. The provisions of this Section shall not apply to information: which is (or becomes) available to the public other than by breach of this Agreement or of any other duty; which is already in Telechips' possession prior to disclosure by Citrix or is independently obtained by Telechips in circumstances under which Telechips is free to disclose it; or which is trivial or obvious.


        11.3. International distribution. Telechips shall not distribute Products outside of the geographical boundaries of the following countries without Citrix' prior written consent: United States, Canada, Australia, Japan, the European Union, Sweden, Norway and Finland. In the event Telechips desires to distribute Products outside of the geographical boundaries set forth above, Citrix and Telechips shall negotiate in good faith regarding

Citrix Confidential

        the expansion of the list to include additional countries that provide adequate protection for Citrix' and its suppliers' proprietary rights through copyright, trade secret, patent or other laws.

12.     TRADEMARKS AND TRADE NAMES


        12.1. Use of trademarks and trade names. Telechips is obligated to use the applicable Citrix trademarks and trade names with respect to the Telechips Product(s) in accordance with the requirements and guidelines specified in Exhibit E. In accordance with Exhibit E, Telechips shall submit to Citrix for prior approval any advertising, packaging, promotional, or other materials prepared by or for Telechips which include any Citrix trademarks or trade names. Citrix shall have the right to make reasonable updates to the requirements and guidelines in Exhibit E from time to time. Notwithstanding the foregoing, Citrix shall not attempt to cause Telechips to adopt any particular advertising, promotional or marketing plan.


        12.2. ICA certification process. In the event that Citrix implements an ICA certification process, all subsequent Telechips Products will be developed so as to meet the certification requirements and will be labeled in accordance with the program's specifications. Certification shall be performed at no charge to Telechips.

        12.3. Attribution. Telechips agrees to make explicit mention of the Citrix company name and the ICA and WinFrame trademarks in all press releases and product announcements related to the licensed products. Telechips also agrees to make its best reasonable effort to ensure that the Citrix company name and the ICA and WinFrame trademarks are mentioned in all press articles related to the licensed products.

13.     INDEMNIFICATION

        13.1. Defense or settlement of claims. Telechips agrees that Citrix has the right to defend, or at its option to settle, and Citrix agrees, at its own expense to indemnify or at its option to settle, any claim, suit or proceeding brought against Telechips or its customer based on a claim that a Citrix Product infringes upon any United States patent or copyright or violates the trade secret rights of any United States party, (hereinafter "Infringement Claims"); provided Citrix is notified promptly in writing of an Infringement Claim and has sole control over its defense or settlement, and Telechips and/or its customer provides reasonable assistance in the defense of the same.

        13.2. Infringement cures. Following notice of an Infringement Claim, or if Citrix believes such a claim is likely, Citrix may at its sole expense and option, (i) procure for Telechips the right to continue to market, use and have others use, the alleged infringing Citrix Product(s), (ii) replace or modify the appropriate Citrix Product(s) to make them non-infringing, or (iii) accept return of the Citrix Product(s) and refund as appropriate payments made therefor by Telechips.

Citrix Confidential

        13.3. Limitation. Citrix shall have no liability for any infringement claim based on Telechips' (i) use or distribution of any product after Citrix' notice that Telechips should cease use or distribution of such product due to an infringement claim, or (ii) modification of the Citrix Product other than by Citrix, or combination of a Citrix Product with non-Citrix programs, data, hardware, or other materials, if such infringement claim would have been avoided by the exclusive use of the unmodified Citrix Product alone. For all infringement claims to which this subsection is applicable, Telechips agrees to indemnify and defend Citrix, provided Telechips is notified promptly in writing of an infringement claim and has sole control over its defense or settlement, and Citrix and/or its customer provides reasonable assistance in the defense of the same.

        13.4. Entire liability. THE FOREGOING PROVISIONS OF THIS SECTION 13 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF CITRIX, AND THE EXCLUSIVE REMEDY OF TELECHIPS AND ITS CUSTOMERS, WITH RESPECT TO ANY ALLEGED INTELLECTUAL PROPERTY INFRINGEMENT BY THE CITRIX PRODUCT(S), OR ANY PART THEREOF.

        13.5. Other third party claims. Except for Infringement Claims which Citrix is obliged to settle or defend under this Section 13 Telechips agrees to indemnify and hold Citrix harmless against any cost, loss, liability, or expense (including attorneys' fees) arising out of third party claims against Citrix as a result of Telechips' or Reseller's copying, use or distribution of the Telechips Product(s) and Telechips' exercise of the license rights granted under this Agreement.

14.     LIMITATION OF LIABILITY

        CITRIX' TOTAL LIABILITY ARISING OUT OF THIS AGREEMENT, THE TERMINATION THEREOF, AND/OR LICENSE OF THE PRODUCTS AND DOCUMENTATION HEREUNDER, SHALL BE LIMITED TO THE AMOUNT HAVING THEN ACTUALLY BEEN PAID BY TELECHIPS TO CITRIX UNDER THIS AGREEMENT. IN NO EVENT SHALL CITRIX BE LIABLE FOR COSTS OF SUBSTITUTE PRODUCTS OR SERVICES. IN NO EVENT SHALL CITRIX BE LIABLE TO TELECHIPS OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, AND WHETHER OR NOT FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE, AND WHETHER OR NOT CITRIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. CITRIX' LIMITATION OF LIABILITY IS CUMULATIVE, WITH ALL CITRIX' EXPENDITURES BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF CLAIMS OR SUITS AGAINST MORE THAN ONE CITRIX PRODUCT LICENSED UNDER THIS AGREEMENT WILL NOT ENLARGE OR EXTEND THE LIMIT. IN NO EVENT SHALL ANY LICENSORS OR

Citrix Confidential

        SUPPLIERS OF CITRIX BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL OR OTHER DAMAGES ARISING OUT OF THIS AGREEMENT.

15.     GENERAL PROVISIONS

        15.1. Entire agreement; modifications. This Agreement, including the attached Exhibits, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussion between them. No modification or amendment to this Agreement shall be effective unless in writing and signed by both parties. The terms and conditions on any Telechips purchase orders or similar documents shall not apply. Any restrictive endorsement on any check or any instrument of payment to Citrix which purports to alter this Agreement or any of the parties' rights shall be of no force and effect, and the payee party shall be free to negotiate such checks notwithstanding such void endorsement.

        15.2. Confidentiality of agreement. The parties agree that the terms and conditions of this Agreement shall be treated as confidential information, provided, however, that each party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the parties; (iv) in confidence, to accountants, banks, investors and other financing sources and their advisors; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vi) in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction.

        15.3. Independent contractors. The relationship between Citrix and Telechips established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship, or as granting a franchise.

        15.4. Governing law and jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Florida without regard to conflict of law principles, and Telechips consents to personal and exclusive jurisdiction and venue in the state and federal courts sitting in Broward and Dade counties, Florida. Process may be served on either party by using the notice provisions of subsection 15.5 below.

        15.5. Notices. Any notice required or permitted by this Agreement will be in writing and will be sent by prepaid registered or certified mail, return receipt requested, or by overnight courier, charges prepaid, with a confirming fax; to the appropriate address set forth at the beginning of this Agreement, or to such other address for which the relevant party gives appropriate notice. Notice shall be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

        15.6. Force majeure. Nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or

Citrix Confidential

        restrictions, failure of suppliers, or any other reason where failure to perform is beyond the control of, and not caused by the negligence of, the non performing party.

        15.7. Successors and assigns. Neither this Agreement nor any of the rights or obligations of Telechips arising under this Agreement may be assigned or transferred, by operation of law or otherwise, without Citrix' prior written consent, such consent not to be unreasonably withheld. Any attempted such assignment or transfer shall be void and shall result in the immediate and automatic termination of this Agreement. Subject to this restriction, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

        15.8. Severability; waiver. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, the remaining provisions will nevertheless remain in full force and effect. Citrix and Telechips agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement by the other will not operate or be interpreted as a waiver of any other or subsequent breach. All waivers must be in writing.

        15.9. Government End-Users. Citrix Products and Documentation are "commercial items" as that term is defined in 48 C.F.R. 2.101 (October
        1995) consisting of "commercial computer software" and "commercial computer software documentation" as such terms are used in 48 C.F.R.
        12.212 (September 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (June 1995), if the Citrix Products which Telechips licenses or acquires hereunder are for or on behalf of the U.S. Government or any agency or department thereof, the software and the documentation are licensed hereunder (i) only as a commercial item, and (ii) with only those rights as are granted to all other end users pursuant to the terms and conditions of this Agreement.

        15.10. xport controls. Telechips agrees to comply with all United States export regulations and restrictions in connection with this Agreement.

        15.11. Headings. The headings used in this Agreement and the attached Exhibits are intended for convenience only and shall not be deemed to supersede or modify any provisions.

        15.12. ounterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

Citrix Confidential


        IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date set forth above.

CITRIX SYSTEMS, INC.                            TELECHIPS CORPORATION
University Drive, Suite 700                     6880 S. McCarran Blvd.
Coral Springs, FL  33071                        Reno, NV  89509

By:                                             By:
--------------------------                      --------------------------
Name:                                           Name:
--------------------------                      --------------------------
Title:                                          Title:
--------------------------                      --------------------------

                                    EXHIBIT A
                                 CITRIX PRODUCTS


Citrix Products shall be the Citrix Windows Client ("Client") Software in binary format for ICA 3.0 Protocol support.

Citrix Confidential


                                    EXHIBIT B
                               TELECHIPS PRODUCTS


Telechips' Access Model products.

Telechips Products must not implement any modifications or extensions to the ICA Protocol. They must connect to and communicate with Citrix and Citrix based application server technology in accordance with the appropriate ICA product and Version Release number specifications as defined in the ICA 3.0 Protocol specifications.

The operating environment which may run on the Telechips Products concurrently with the ICA Protocol is the Windows 3.1 compatible environment ("Authorized Environment"). In the event that Telechips desires to add additional operating environments to the Authorized Environment, the parties agree to negotiate in good faith to expand the definition of the Authorized Environments.

Citrix reserves the right to require Telechips to go through a reasonable certification to ensure quality and complete ICA compatibility for Telechips Products.

Citrix Confidential


                                    EXHIBIT C
                                PAYMENT SCHEDULE

A. Nonrefundable Initial Design Consultation, Training, and Ongoing Support Fees (for the services described in Sections 6 and 7 of the Agreement)

        [      *       ] payable upon execution of the Agreement.


        Source Code and/or Full ICA Protocol Specification (ICA 3.0 Materials)
         (if applicable)

        [ * ] payable upon execution of the Agreement or payable within five (5) days of written request for ICA 3.0 Materials.



B.      Per Copy License Fees

        First 10,000 units:  [     *       ] per copy

        Next 50,000 units:   [     *       ] per copy.

        All additional units:[     *       ] per copy.


        These fees shall be computed separately for each Citrix Product.

C.      Period

        Each three (3) month period after FCS shall be a "Period."

D.      Minimum Royalties.

        During the first twelve (12) months after FCS of the first Telechips Product, Telechips shall pay to Citrix nonrefundable minimum royalties of [ * ], as follows:

        1.     [       *       ] upon execution of this Agreement.

        2.     [       *       ] upon FCS, for the first Period.

        3.     [       *       ] for the second Period after FCS.

        4.     [       *       ] for the third Period after FCS.

        5.     [       *       ] for the fourth Period after FCS.



* Portions of this exhibit have been excluded pursuant to a confidential treatment request.

Citrix Confidential

        Payments 2 - 5 shall be made on or before the first day of the Period and shall be credited toward the regular royalty payment for that Period made in accordance with subsection 3.1 of this Agreement. If such credits exceed actual accrued royalties for that Period, the excess shall constitute prepaid royalties creditable against future actual accrued royalties.

Citrix Confidential



                                    EXHIBIT D
                     CITRIX ATTRIBUTION, NOTICES, TRADEMARKS
                           FOR CITRIX CLIENT PRODUCTS

The Citrix OEM Client Splash Screen Logo: "Citrix(R) ICA(R)"

Attribution
        The "Citrix(R) ICA(R)" logo must be displayed on the client's initial load screen as a graphic image.

Sizing and Placement Requirements
        The "Citrix(R)ICA(R)" logo must be a minimum of 32 x 32 pixels on the initial load screen.

Copyright and Patent Notices
        Copyright and/or patent notices must be incorporated into Telechips's product packaging as follows:

        On initial load screen:
               Citrix copyright notice.

Logo Artwork
        The "Citrix(R) ICA(R)" logo must never be altered and must be reproduced from the supplied Citrix reproduction sheet or from diskette using the supplied EPS file. Citrix will provide authorized OEMs with camera-ready artwork of the "Citrix(R) ICA(R)" Splash Screen. Telechips may not alter this artwork in any way. The words "Citrix(R) ICA(R)" as they appear in the logo are the only words and the only typeface approved for use and may not be modified. The (R) must appear immediately following the words Citrix and ICA .

Color Scheme
        The following Splash Screen colors are the be used:

               ICA text                     100% PMS Reflex Blue
               Distributed Windows text     100% Black
               Citrix Logo Text             80% Black
               Citrix Logo Dots             100% Warm Red
               Window                       100% Warm Red
               Globe                        70% PMS Reflex Blue
               Laptop                       100% Black with White outline and
                                            White monitor screen
               Border                       100% Black

        The logo must always be self-contained within a white background.

Citrix Confidential


Spacing

        The "Citrix(R) ICA(R)" logo must stand alone. A minimum amount of space, 1/4 inch, must be left between the logo and any other object such as type, borders, edges, etc.

Citrix Confidential



                                    EXHIBIT E

                             ADVERTISING GUIDELINES



1.  TRADEMARK AND LOGO GUIDELINES

    All references to Citrix products or to the ICA protocol shall include the appropriate Citrix trademarks and shall be in accordance with these guidelines. All marketing materials and other publications or press releases referencing the Citrix products or the ICA protocol shall be submitted to Citrix for its prior approval. Approved marketing materials may be reused without Citrix' prior approval if the use of the Citrix trademarks is exactly as previously approved and if the context and contents of the new materials are substantially similar to the approved materials.

    The Citrix and WinFrame names, logos and trademarks can only be used by authorized OEMs and Resellers in connection with the sales and marketing of Citrix Products.

    The Citrix name and Citrix logos may not be used to promote other Resellers' products. Nor may the Citrix name and logo be used for general dealer promotions not specifically related to Citrix Products.

    If any of the Trademarks are to be used in conjunction with another trademark on or in relation to the Citrix Product, then Citrix' mark shall be presented equally legibly, equally prominently, and of equal size to the other, but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

2.  TRADEMARK AND LOGO USAGE

    Advertisements, collateral materials, direct mail materials, and other printed materials (with exception of Telechips signage) should include the credit line:

         Citrix WinView and ICA are registered trademarks of and WinFrame is a trademark of Citrix Systems, Inc.

3.   DESIGN STANDARDS

     The following is a general outline of design rules governing the use of the company name, Citrix Product's names and logos:

         In text usage, the first time the company name is used it should be "Citrix Systems, Inc.", thereafter "Citrix" is acceptable.

        Citrix Systems, Citrix WinView and other Citrix Products should have "Citrix" in upper and lower case, with "WinView" spelled as one word with the "W" and "V" capitalized and WinFrame spelled as one word with the "W" and "F" capitalized. Additional proper names will be covered at the time of their use.

        Artwork for the Citrix corporate logo and product logos is available and will be supplied to Telechips. The corporate logo must be of the same design, color and other details or should be exact copies of those used by Citrix. The corporate logo should appear as one

Citrix Confidential

        color (preferably black) on two-color materials, or on full color artwork as PMS 403 for the body of the logo, and PMS Warm Red for the dots. Color samples are available from Citrix. Citrix Product logos should be one color, in Black or in the text color of document.